PROMISSORY NOTE

$2,000,000.00                                             Date: April 9, 2002

For value received, the undersigned CGI International Holdings, Inc., a Delaware corporation ("the Promisor") promises to pay to the order of Precom Technology, Inc., a Florida corporation (the "Payee"), at 2001 West Main Street, Suite 208, Stamford, Connecticut 06902 (or at such other place as the Payee may designate in writing) the sum of Two Million Dollars ($2,000,000.00) with no interest thereon from April 9, 2002, until October 9, 2002, (the "Due Date"), at which time the remaining unpaid principal shall be due in full.

The Promisor reserves the right to prepay this Note (in whole or in part) prior to the due date with no prepayment penalty.

Pursuant to that certain Stock Subscription Agreement of even date herewith between the Promisor and the Payee, this Note shall be secured by forty million (40,000,000) shares of common stock, par value $0.001 per share, of the Payee (the "Secured Shares"). In the event Promisor prepays all or any portion of the principal sum due under this Note, Payee agrees to release as security a number of shares of the Secured Shares in proportion to the reduction in debt owed by Promisor to Payee.

If any payment obligation under this Note is not paid when due, the Promisor promises to pay all costs of collection, including reasonable attorney fees, whether or not a lawsuit is commenced as part of the collection process. In the event this Note is not paid n full on or before the Due Date, then the Payee shall be entitled to cancel on its stock record books proportionate part of the Secured Shares as the unpaid principal balance of the Note bears to the original principal balance of the Note.

If any of the following events of default occur, this Note and any other obligations of the Promisor to the Payee, shall become due immediately, without demand or notice:

     1) the failure of the Promisor to pay the principal in full on or before the Due Date;

     2) The dissolution or termination of existence of the Promisor(s) or Payee(s);

     3) The filing of bankruptcy proceedings involving the Promisor as a Debtor;

     4)   the application for appointment of a receiver for the Promisor;

     5) the making of a general assignment for the benefit of the Promisor's creditors;

     6)   the insolvency of the Promisor;

     7) the misrepresentation by the Promisor to the Payee for the purpose of obtaining or extending credit; or

     8) the Securities and Exchange Commission commences a formal investigation of the Payee based on any acts, transactions, events or occurrences arising prior to April 9, 2002 and involving Payee.

If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

All payments of principal and interest on this Note shall be paid in the legal currency of the United States or in such other form as Promisor and Payee may hereinafter agree in writing. Promisor waives presentment for payment, protest, and notice of protest and nonpayment of this Note.

No renewal or extension of this Note, delay in enforcing any right of the Payee under this Note, or assignment by Payee of this Note shall affect the liability of the Promisor. All rights of the Payee under this Note are cumulative and may be exercised concurrently or consecutively at the Payee's option.

The Promisor waives presentment, demand, and notice of dishonor.

This Note shall be construed in accordance with the laws of the State of Florida.

Signed this 9th day of April, 2002.

PROMISOR:

CGI INTERNATIONAL HOLDINGS, INC.

/s/ Robert J. Hipple
--------------------
Robert Hipple, President